FORM OF ADDENDUM NO. 9 TO THE INVESTMENT ADVISORY AGREEMENT

         This Addendum, dated as of the __ day of May, 2000, is entered into between FIRSTAR FUNDS, INC. (the "Company"), a Wisconsin corporation, and Firstar Investment Research and Management Company, LLC (the "Investment Adviser").

         WHEREAS, the Company and the Investment Adviser have entered into an Investment Advisory Agreement dated as of March 27, 1992 (the "Advisory Agreement"), pursuant to which the Company appointed the Investment Adviser to act as investment adviser to the Company for its Balanced Fund;

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as the investment adviser under the Advisory Agreement, the Company shall so notify the Investment Adviser in writing, and if the Investment Adviser is willing to render such services it shall notify the Company in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Company and the Investment Adviser; and

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Company has notified the Investment Adviser that it has established the Small Cap Aggressive Growth Fund and that it desires to retain the Investment Adviser to act as the investment adviser therefor, and the Investment Adviser has notified the Company that it is willing to serve as investment adviser for the Small Cap Aggressive Growth Fund (the "Fund");

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints the Investment Adviser to act as investment adviser to the Company for the Fund for the period and the terms set forth herein and in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth herein and in the Advisory Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed with respect to the Fund pursuant to the Advisory Agreement and this Addendum, the Company will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor ___________.

         3. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                     FIRSTAR FUNDS, INC.

                                     By: _____________________

                                     Title: __________________

                                     FIRSTAR INVESTMENT RESEARCH AND MANAGEMENT
                                     COMPANY, LLC

                                     By: ____________________

                                     Title: _________________